Exhibit 99.1

Summary of FY 2007 Spotfire Division Executive Incentive Compensation Plan

The FY 2007 Spotfire Division Executive Incentive Compensation Plan (the “Spotfire Division EICP”) of the Spotfire Division of TIBCO Software Inc. (the “Spotfire Division”) rewards achievement at specified levels of financial and individual performance.

Under the terms of the Spotfire Division EICP, each of the eligible executives of the Spotfire Division including Christopher Ahlberg, a Section 16 Officer of TIBCO Software Inc. (“TIBCO”), has an assigned target bonus level, expressed as a percent of annual base salary. The target bonus levels recognize competitive industry annual bonus pay practices. Actual bonuses paid will be based upon both the Spotfire Division’s financial performance and each participant’s individual performance. Bonuses paid pursuant to the Spotfire Division EICP are based on three independent components:

•	Revenue of the Spotfire Division. The first component is based on the growth of the Spotfire Division’s gross revenues in the third quarter and fourth quarter of TIBCO’s fiscal year 2007.

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Profitability of the Spotfire Division. The second component is based on the Spotfire Division’s Non-GAAP Controllable Margin attained in the third quarter and fourth quarter of TIBCO’s fiscal year 2007.

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Individual Performance. The third component enables the Compensation Committee to award an annual bonus based on discretionary factors such as each participant’s performance and contribution to the Spotfire Division during the third quarter and fourth quarter of TIBCO’s fiscal year 2007.

The Compensation Committee’s approval of the terms of the Spotfire Division EICP shall not be deemed to create an enforceable agreement between TIBCO and any participant, and the Compensation Committee retains discretion to reduce or refuse to authorize any awards under the Spotfire Division EICP despite attainment of any specific objectives. No rights to any awards shall be deemed to exist unless and until the Compensation Committee authorizes payment of any awards under the Spotfire Division EICP following the completion of any measurement periods.